EXHIBIT 2

AMENDMENT TO SUPPORT AND PURCHASE AGREEMENT

This amendment is made as of February 5, 2013 (this “Amendment”) by and between Glencore International plc (“Glencore”), Viterra Inc. (“Viterra”), 8001979 Canada Inc. (“Bidco Parent”) and Agrium Inc. (“Agrium”).

RECITALS:

WHEREAS Glencore, Viterra (by amalgamation with 8115222 Canada Inc.), Bidco Parent and Agrium are parties (the “Parties”) to a support and purchase agreement dated March 19, 2012, as amended (the “SPA”);

AND WHEREAS the Parties have reached an understanding regarding various matters which the Parties have considered as a whole;

AND WHEREAS the Parties have agreed to amend the SPA to reflect such matters as set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and agreements herein contained and other good and adequate consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions. Capitalized terms for which meanings are provided in the SPA are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings.

ARTICLE 2

AMENDMENTS TO SPA – IOL FUEL BUSINESS

2.1	Definition of IOL Fuel Business. The following definition replaces the definition of “IOL Fuel Business” in Schedule 1.1 to the SPA: “ ‘IOL Fuel Business’ is the business carried on by the Target’s Agri-Products division and consists of the resale and haulage of Imperial Oil supplied and branded fuel to agricultural and commercial customers by the Target across Western Canada.”

2.2	Purchase of IOL Fuel Business. Agrium has agreed to acquire the IOL Fuel Business for [IOL Purchase Price redacted] (the “IOL Purchase Price”).

2.3	IOL Fuel Business is a Transferred Asset.

(a)	The definition of “Transferred Assets” in Schedule 1.1 to the SPA is amended by adding the following to the end of such definition “and (l) the IOL Fuel Business.”

(b)	The reference in paragraph (c) of the definition of “Excluded Assets” in: (x) Schedule 1.1 to the SPA; and (y) Schedule 1 to the Disclosure Letter to the “IOL Fuel Business” is deleted in its entirety.

(c)	The reference in paragraph (m) of the definition of “Excluded Liabilities” in Schedule 1.1 to the SPA to the “IOL Fuel Business” is deleted in its entirety.

2.4	Advance of an amount equal to the IOL Purchase Price. The Parties have agreed that Agrium shall advance an amount equal to the IOL Purchase Price to Viterra on the first Asset Closing Date for the Retail Business to occur under the SPA (the “First Retail Business Closing”). On the First Retail Business Closing Date if: (a) there is a net amount otherwise payable to Agrium at the First Retail Business Closing, such amount shall be reduced by [IOL Purchase Price redacted] or (b) there is a net amount otherwise payable to Viterra at the First Retail Business Closing, such amount shall be increased by [IOL Purchase Price redacted].

For the avoidance of doubt, notwithstanding any other provision of the SPA, the Disclosure Letter or this Amendment, until an amount equal to the IOL Purchase Price is advanced in the manner described above, Viterra shall have no obligation to pay to Agrium any amounts relating to the IOL Fuel Business including if the IOL Fuel Business is unable to be transferred to Agrium as a result of becoming a Non-Transferred Asset or otherwise.

2.5	Increase in Base Purchase Price. Upon advance of an amount equal to the IOL Purchase Price in the manner described in Section 2.5, the amount of the Base Purchase Price shall be increased by [IOL Purchase Price redacted] and the principal amount of the Loan shall be increased by [IOL Purchase Price redacted]. The Parties agree that the portion of the Base Purchase Price allocated to the IOL Fuel Business shall be [IOL Purchase Price redacted] and the Net Working Capital to be allocated to the IOL Fuel Business shall be [allocated Net Working Capital redacted].

2.6	No Operating Adjustment for the IOL Fuel Business. Section 4.4(d) of the SPA shall not apply with respect to the IOL Fuel Business and there shall be no Operating Adjustment for these assets.

2.7	If Regulatory Clearance Not Obtained for IOL Fuel Business. If: (a) the circumstances contemplated by Section 4.6(b)(x) of the SPA occur with respect to the IOL Fuel Business (or any part thereof); and (b) Agrium shall provide written notice (the “IOL Notice”) of such occurrence to the other Parties, then notwithstanding Section 4.6(b)(i) or Section 4.6(b)(ii) of the SPA or any other provision of the SPA, the Disclosure Letter or this Amendment, the IOL Fuel Business (or such part thereof) shall thereafter be deemed to be an Excluded Asset and the amendments provided for in this Article 2 shall be void with respect to the IOL Fuel Business (or such part thereof) deemed to be an Excluded Asset and Viterra shall repay within 10 days of receiving the IOL Notice the amount, if any, advanced by Agrium to Viterra under Section 2.4 relating to the IOL Fuel Business (or such part thereof) deemed to be an Excluded Asset.

2.8	Consequential Amendments at First Retail Business Closing. In connection with the First Retail Business Closing, the Parties agree that the Share Pledge, Promissory Note and other documentation required to reflect the amendments set out herein shall be adjusted as necessary.

ARTICLE 3

AMENDMENTS TO SPA – BOW ISLAND, DELBURNE – TROCHU AND THE WOOL BUSINESS

3.1	Exercise of Options. Effective as of the date hereof: (a) Agrium exercises its option under Section 4.1 of the SPA to acquire the “Delburne – Trochu” agri-centre; (b) Agrium has requested that it,

and the other Parties have agreed that Agrium shall, acquire the “Bow Island” agri-centre; (c) Agrium will not exercise its option to exclude the Wool Business; and (d) Agrium agrees that: (x) it shall have no further right to acquire additional crop input retail centres referred to in paragraph (a) of the definition of Excluded Assets; or (y) the Wool Business referred to in: (A) paragraph (g) of the definition of Excluded Assets set out in Schedule 1.1 of the SPA; and (B) Schedule 2 of the Disclosure Letter.

3.2	Amendments to the SPA and Disclosure Letter. “Bow Island” and “Delburne – Trochu” are no longer Excluded Assets and shall for all purposes of the SPA, Disclosure Letter and this Amendment be Transferred Assets. Accordingly, the references to “Bow Island” and “Delburne – Trochu” in Appendix A to the Disclosure Letter are deleted and consequential amendments to the SPA to reflect such deletions are hereby deemed to be made to the SPA including to the definition of “Excluded Assets” and “Excluded Crop Input Centre Adjustment”.

ARTICLE 4

AMENDMENTS TO SPA – CALGARY DRY STORAGE LAND

4.1	Definition of Calgary Dry Storage Land. Schedule 1.1 to the SPA is amended by adding the following definition: “ ‘Calgary Dry Storage Land’ consists of part of title 061 139 352 +1 and the fixtures thereon in Calgary, Alberta as more particularly shown on the sketch attached as Exhibit ‘A’ hereto”.

4.2	Lease of Calgary Dry Storage Land. Viterra and Agrium agree to enter into a lease on or before the Retail Business Sale Date pursuant to which Agrium will lease the Calgary Dry Storage Land (as defined below) on the following terms and conditions and such other terms and conditions determined pursuant to Section 2.5 of the SPA:

(a)	Term. The term of the lease shall commence on the Retail Business Asset Closing Date and continue until July 31, 2015 and shall be automatically renewed, unless: (x) Viterra has provided at least six months notice (a “Termination Notice”) of its intent to terminate the lease, provided that Viterra may not provide a Termination Notice until January 30, 2015; or (y) the Calgary Dry Storage Land are closed for remediation or required to cease operating as a dry storage facility pursuant to any mandatory government or court instruction in which case Viterra agrees to provide prompt notice to Agrium of the receipt by Viterra of any such mandatory government or court instruction.

(b)	Premises. The leased premises shall be comprised of the Calgary Dry Storage Land. Agrium shall accept the premises in “as is where is” condition and Viterra shall have no obligation to carry out any landlord’s work in respect thereof.

(c)	Base Rent. $1.00 per annum, payable annually in advance on the first day of the lease and each anniversary thereafter during the term, subject to adjustment for inflation and other customary matters in light of the terms of the lease and the nature of the Calgary Dry Storage Land as may be provided for in the definitive lease.

(d)

Agrium Shall Operate Calgary Dry Storage Land. Agrium shall maintain, operate, insure, repair and replace (where applicable) the premises. In this regard, the Parties shall enter into such additional agreements as may be necessary or desirable in connection with the transfer of any applicable employees. Agrium shall also pay to Viterra all realty taxes assessed against the premises and indemnify Viterra for any costs incurred by Viterra arising from the operation of the Calgary Dry Storage Land.

(e)	Assignment and Subletting. Agrium shall have no right to assign the lease or sublet the premises other than to a controlled Affiliate of Agrium.

(f)	Additional Terms. The lease shall contain such other additional terms as are customarily included in triple net commercial leases of similar premises, which terms shall include, without limitation, such matters as: insurance to be obtained and maintained by the parties; environmental matters; obligations to repair and maintain; and default and remedies available to the landlord.

4.3	Calgary Dry Storage Land are Excluded Assets. Paragraph (d) in the definition of “Excluded Assets” in Schedule 1.1 to the SPA and Schedule 2 to the Disclosure Letter are amended to add the words “as well as the Calgary Dry Storage Land,” after the words “no longer in use,”.

ARTICLE 5

AMENDMENTS TO SPA – LACOMBE, BRANDON AND THE SEED BUSINESS

5.1	Lacombe is not an Agri-Centre. Agrium shall move the storage shed co-located with Viterra’s grain elevator in Lacombe, Alberta, no later than 30 days after the First Retail Business Closing. If the relocation of the storage shed is scheduled to occur following Reno’s acquisition of the real property and other assets co-located with the storage shed, Viterra shall arrange with Reno to give Agrium access to the property to enable Agrium to remove the storage shed. For greater certainty, the land under and around the storage shed is an Excluded Asset. The cost of the relocation shall be borne by Agrium.

5.2	Severance of Brandon Ammonia and Dry Fertilizer Assets. Viterra agrees to sever the ammonia assets from the dry fertilizer assets located in Brandon, Manitoba, as will be described in the Final Asset Reorganization Plan.

5.3	Exclusive Marketing of Seeds. On or before the applicable Asset Closing Date, Agrium shall grant a five-year exclusive, irrevocable, royalty-free license to Viterra to cultivate and sell mustard seed, and otherwise operate the mustard business as it did immediately before the Retail Business Sale Date. The material terms and conditions of the license shall be set out in the Final Asset Reorganization Plan.

ARTICLE 6

MISCELLANEOUS

6.1	No Other Amendments. Except as specifically amended in this Amendment, the SPA, the Disclosure Letter and all other related documents shall remain in full force and effect, unamended hereby. Each Party acknowledges and agrees that the rights of the other Parties shall not be prejudiced by the provisions of this Amendment or the entry into of this Amendment.

6.2	Headings. The use of headings in this Amendment is for convenience of reference only and shall not affect the construction or interpretation of this Amendment.

6.3	Successors and Assigns. This Amendment shall be binding upon and enforceable by the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or benefits under this Amendment, or delegate any of its duties or obligations under this Amendment, to any Person without the prior written consent of the other Parties.

6.4	Further Assurances. Each Party to this Amendment covenants and agrees that, from time to time subsequent to the date hereof, such Party will, at the request and expense of the requesting Party, execute and deliver all such documents, including all such conveyances, transfers, consents, assumption documents and other assurances and do all such other acts and things as the other Party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Amendment or of any agreement or other document executed pursuant to this Amendment or any of the respective obligations intended to be created hereby or thereby.

6.5	Counterparts; Facsimile. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. This Amendment may be delivered by a Party by facsimile and if so executed and delivered shall be legally valid and binding on the Party executing in such manner.

6.6	Governing Law; Disputes. This Amendment shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable in that province. For the avoidance of doubt, any claim, controversy or dispute arising out of or relating to this Amendment shall be subject to Article 15 of the SPA.

[Signature Page Follows]

IN WITNESS WHEREOF, Glencore, Bidco Parent, Viterra and Agrium have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

GLENCORE INTERNATIONAL PLC

By:	Signed “E. Mostert”

Name:
Title:

VITERRA INC.

By:	Signed “E. Mostert”

Name:
Title:

8001979 CANADA INC.

By:	Signed “E. Mostert”

Name:
Title:

AGRIUM INC.

By:	Signed “P.J. Freeman”

Name:
Title:

By:

Name:
Title:

EXHIBIT ‘A’

CALGARY DRY STORAGE LAND

The Calgary Dry Storage Land are the property outlined in red and yellow marked “Westco Terminal” and “Westco Offices and Parking” on the attached.

11111 BARLOW TRAIL SE, CALGARY, AB PROPERTY DETAILS

SITE DESCRIPTION

OUTLINE OF VITERRA SITE